UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                             PMA Capital Corporation
                             -----------------------
                                (Name of Issuer)


                  Class A Common Stock, $5 par value per share
                  --------------------------------------------
                         (Title of Class of Securities)

                                    693419202
                                   -----------
                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [    ]   Rule 13d-1(b)

                  [    ]   Rule 13d-1(c)

                  [ X  ]   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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CUSIP No. 693419202                                         Page 2 of 6 Pages
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--------------------------------------------------------------------------------
 1
           NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                PMA Foundation             23-6296953
--------------------------------------------------------------------------------
 2
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)

           (a)  ______
           (b)  ______
--------------------------------------------------------------------------------
 3
           SEC USE ONLY

--------------------------------------------------------------------------------
 4
           CITIZENSHIP OR PLACE OF ORGANIZATION

                Pennsylvania
--------------------------------------------------------------------------------
                     5
                             SOLE VOTING POWER

    NUMBER OF                     5,558,050 shares
      SHARES
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY        6
       EACH                  SHARED VOTING POWER
    REPORTING
      PERSON             0
       WITH         ------------------------------------------------------------
                     7
                             SOLE DISPOSITIVE POWER

                                  5,558,050 shares
                    ------------------------------------------------------------
                     8
                             SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------

9
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,558,050 shares

--------------------------------------------------------------------------------
10
           CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (See Instructions)



--------------------------------------------------------------------------------
11
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                17.8%

--------------------------------------------------------------------------------
12
           TYPE OF REPORTING PERSON (See Instructions)

                00

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 693419202                                         Page 3 of 6 Pages
--------------------------------------------------------------------------------

   Item 1(a)   Name of Issuer:

               PMA Capital Corporation

   Item 1(b)   Address of Issuer's Principal Executive Offices:

               1735 Market Street, Philadelphia, PA  19103-7590

   Item 2(a)   Name of Person Filing:

               PMA Foundation

   Item 2(b)   Address of Principal Business Office, or, If None, Residence:

               1735 Market Street, Philadelphia, PA 19103-7590

   Item 2(c)   Citizenship:

               Pennsylvania

   Item 2(d)   Title of Class of Securities:

               Class A Common Stock, $5 par value per share

   Item 2(e)   Cusip Number:

               693419202

   Item 3      If this Statement is filed pursuant to 13d-1(b), or 13d-2(b) or
               (c), check whether the person filing is a:

               Not applicable.

   Item 4      Ownership:

               (a)    Amount Beneficially Owned:

                      5,558,050 shares

               (b)    Percent of Class:

                      17.8%

               (c)    Number of Shares as to which such person has:

               (i)    sole power to vote or direct the vote: 5,558,050 shares

                                  SCHEDULE 13G

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CUSIP No. 693419202                                         Page 4 of 6 Pages
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               (ii)   shared power to vote or direct the vote: 0

               (iii)  sole power to dispose or to direct the disposition of:
                         5,558,050 shares

               (iv)   shared power to dispose or to direct the disposition of: 0
            -------------------


   Item 5      Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
               following.      [  ]


   Item 6      Ownership of More Than Five Percent on Behalf of Another Person:

               No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class A Common Stock beneficially owned by PMA Foundation.

   Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the
               Parent Holding Company or Control Person:

               Not applicable.

                                  SCHEDULE 13G

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CUSIP No. 693419202                                         Page 5 of 6 Pages
--------------------------------------------------------------------------------



   Item 8      Identification and Classification of Members of the Group:

               Not applicable.

   Item 9      Notice of Dissolution of Group:

               Not applicable.

   Item 10     Certifications:

               Not applicable.

                                  SCHEDULE 13G

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CUSIP No. 693419202                                         Page 6 of 6 Pages
--------------------------------------------------------------------------------

     Signature


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         PMA Foundation



     Date: January 8, 2002             By:  /s/ Francis W. McDonnell
                                            --------------------------
                                            Francis W. McDonnell, Treasurer